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                                                                    Exhibit 21.1

                        SUBSIDIARIES OF THE REGISTRANTS



Madison River Management Company  (Delaware)
Gallatin River Holdings, LLC  (Delaware)
Gallatin River Communications, LLC  (Delaware)
Mebtel, Inc.  (North Carolina)
Madison River Communications, LLC  (Delaware)
Gulf Communications, LLC  (Delaware)
Gulf Coast Services, Inc.  (Alabama)
Gulf Telephone Company  (Alabama)
Gulf Long Distance, Inc.  (Alabama)
Madison River Long Distance Solutions, Inc.  (Delaware)
Coastal Communications, Inc.  (Delaware)
Coastal Utilities, Inc.  (Georgia)
Coastal Long Distance Services, Inc.  (Georgia)